MAYTAG AUTHORIZES REPURCHASE OF ADDITIONAL SHARES;

                           DECLARES QUARTERLY DIVIDEND



     NEWTON, IOWA--(May 15, 1997)--Maytag Corporation's board of directors authorized an additional share repurchase program and declared a quarterly dividend of 16 cents a share on the firm's common stock during a meeting today in Newton.

     Since late 1995, Maytag has repurchased approximately 11.4 million shares out of 15.8 million shares previously authorized.  Today's action extends the current repurchase program by authorizing the repurchase of up to 15 million additional shares.  At the end of April, Maytag had approximately 97.7 million shares outstanding.

     The share repurchase programs will be conducted over an extended period of time.  Repurchases will be made on the open market or in privately negotiated transactions.

     Although there is no obligation to buy back the maximum number of shares authorized for repurchase, Maytag Chairman and CEO Leonard A. Hadley said the corporation intends to repurchase as many of the authorized shares as possible,

consistent with sound financial judgement and other investment opportunities.

     The 16-cent quarterly dividend is payable June 16 to shareowners of record at the close of business May 30.

     Maytag Corporation is a leading producer of major home appliances, floor care products and vending equipment.  Its well-known brands include Maytag,

Jenn-Air, Hoover, Magic Chef and Admiral.  Dixie-Narco is the corporation's vending equipment manufacturer.  Maytag also has a joint venture in China with

Hefei Rongshida, the country's leading washing machine company.

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CPI9712

Media Contact:

James G. Powell
Maytag Communications
515-791-8392

Additional Information:

http://www.maytagcorp.com

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